THE SAINT JAMES COMPANY ANNOUNCES PACT WITH KOALA BLUE™
WINES OF AUSTRALIA

Santa Monica, California, February 25, 2009.

The Saint James Company (OTC BB: STJC) today announced that it has executed a licensing agreement with GreatStone Wines Pty Ltd. for the North American rights to “Koala Blue Wines”, a brand founded in 1983 by Olivia Newton John and Pat Farrar.  The Saint James Company will be the exclusive producers and importers for the United States and Canada for the famous Koala Blue portfolio of classic and premium wines.

Koala Blue captures the essence of Australia viticulture, featuring high quality grapes and food friendly wines at everyday affordable prices.

Wayne Gronquist, President of the Saint James Company, commented, “Olivia Newton John, the brand founder, is herself an Australian icon and with Koala Blue Wines we have captured the quintessential Australian quality of ‘good cheer, quality of life and wholesomeness’.  We are thrilled to have formed this partnership with Koala Blue Wines, and expect to generate substantial commercial success with this powerful brand.”

The Saint James Company and Koala Blue Wines invite you to enjoy a taste of Australia.

Contact:
Investor Relations
Samson Investment Company
Broadway Plaza, 520 Broadway, Suite 350
Santa Monica, California 90401
P: (818) 880-5285
F: (818) 880-4140